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                                                                   EXHIBIT 99.5


                           BOATMEN'S BANCSHARES, INC.
                             A MISSOURI CORPORATION
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 20, 1996
                             ---------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Boatmen's Special Meeting") of Boatmen's Bancshares, Inc. ("Boatmen's") will be held on December 20, 1996, at 10:00 a.m. local time at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, for the following purposes:

          To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 29, 1996, as amended (the "Agreement"), among Boatmen's, NationsBank Corporation and NB Holdings Corporation, pursuant to which (i) Boatmen's would merge with and into NB Holdings Corporation (the "Merger"), (ii) each outstanding share of common stock, par value $1.00 per share, of Boatmen's ("Boatmen's Common Stock") would be converted into the right to receive 0.6525 of a share of NationsBank Common Stock or, at the holder's election, an amount of cash based upon the closing prices of NationsBank Common Stock during a ten-day period ending ten days prior to the anticipated effective date of the Merger (subject to an aggregate maximum of 40% of the total consideration paid to holders of Boatmen's Common Stock in the Merger), (iii) each outstanding share of Boatmen's Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share ("Boatmen's Series A Preferred Stock") would be converted into the right to receive one share of Cumulative Convertible Preferred Stock, Series A, of NationsBank (the "NationsBank New Series A Preferred Stock"), (iv) each outstanding share of Boatmen's 7% Cumulative Redeemable Preferred Stock, Series B, stated value $100 per share, liquidation preference $100 per share ("Boatmen's Series B Preferred Stock") would be converted into the right to receive one share of 7% Cumulative Redeemable Preferred Stock, Series B, of NationsBank, and (v) each outstanding Depositary Share of Boatmen's relating to the Boatmen's Series A Preferred Stock ("Boatmen's Depositary Shares") would be converted into the right to receive one Depositary Share of NationsBank relating to the NationsBank New Series A Preferred Stock, all upon the terms and subject to the conditions set forth in the Agreement, as such terms and conditions are more fully described in the accompanying Joint Proxy Statement-Prospectus.

     A copy of the Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement-Prospectus.

     The Board of Directors of Boatmen's has fixed the close of business on October 22, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Boatmen's Special Meeting or at any adjournments or postponements thereof. Record holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock as of the Boatmen's Record Date are entitled to vote at the Boatmen's Special Meeting and the affirmative vote of the holders of two-thirds of the outstanding shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock, voting together as a single class, is required to approve the Merger.

     Holders of Boatmen's Common Stock, Boatmen's Series A Preferred Stock, Boatmen's Series B Preferred Stock and Depositary Shares have dissenters' appraisal rights in connection with the Merger. See "THE MERGER -- Dissenting Shareholders" and "DISSENTERS' RIGHTS" in the accompanying Joint Proxy Statement-Prospectus for a description of the manner in which such rights may be exercised.

     THE BOARD OF DIRECTORS OF BOATMEN'S HAS APPROVED THE AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE BOATMEN'S SPECIAL MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid Boatmen's in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event the shareholder attends the Boatmen's Special Meeting.

                                      By Order of the Board of Directors

                                      /s/ Forrest S. FitzRoy
                                      Forrest S. FitzRoy
                                      Secretary

St. Louis, Missouri
November 15, 1996